UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 6, 2009

Date of report (Date of earliest event reported)

INTEGRATED DEVICE TECHNOLOGY, INC

(Exact name of registrant as specified in its charter)

Delaware	0-12695	94-2669985
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6024 Silver Creek Valley Road, San Jose, California 95138

(Address of principal executive offices) (Zip Code)

(408) 284-8200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On August 3, 2009 (the “Effective Date”), Integrated Device Technology, Inc., a Delaware corporation (the “Company”), entered into a Foundry Agreement (the “Agreement”) with Taiwan Semiconductor Manufacturing Co., Ltd., a company duly incorporated under the laws of the Republic of China, and TSMC North America, a California corporation (together with Taiwan Semiconductor Manufacturing Co., Ltd., “TSMC”).  The Agreement sets forth the terms by which TSMC will manufacture certain of the Company's semiconductor products and provide certain foundry services to the Company.

Pursuant to the Agreement, TSMC receives a license to certain of the Company’s semiconductor process technology.  With certain exceptions, TSMC will bear all costs with establishing facilities capable of implementing the Company’s process technology and producing the Company’s semiconductor products.

The prices for products run on 200mm wafers are specified for a period of five (5) years following the Effective Date (the “Initial Pricing Term”).  After the Initial Pricing Term, the prices for such products will be negotiated by the parties, but in no event will subsequently negotiated prices be higher than the previously established prices.  During the term of this Agreement, TSMC has the right of first negotiation with respect to all future business related to the manufacture of wafers for the Company.

The Agreement will continue in effect for ten (10) years following the Effective Date and will automatically be renewed for additional two (2) year terms thereafter.  However, at any time following the Initial Pricing Term, the Company has the option to terminate the Agreement for convenience upon providing six (6) months prior written notice of termination to TSMC.

Item 2.05.  Costs Associated with Exit or Disposal Activities.

On August 6, 2009, the Company issued a press release announcing a plan to transition the manufacture of products currently produced at the Company’s Hillsboro, Oregon fabrication facility to Taiwan Semiconductor Manufacturing Co., Ltd. and TSMC North America.  The transition is expected to take approximately two years to complete.

On August 3, 2009, in connection with the plan to transition the manufacture of products to TSMC, the Company’s management, with prior approval of the Board of Directors, approved a plan to exit wafer production operations at its Oregon fabrication facility.   If unsuccessful in its efforts to sell the Oregon facility to a buyer that can continue fabrication operations, the Company estimates it will incur total charges of approximately $15 million to $25 million to exit the facility.  These aggregate exit costs are expected to consist primarily of expenses related to employee severance, retention, and post-employment benefits, and expenses associated with the decommissioning of equipment and the facility.  The Company estimates it will incur costs of approximately $10 million in severance, retention, and post-employment benefits, of which approximately $4 million to $6 million is expected to be recorded in the second quarter of fiscal 2010. Costs of approximately $5 million to $15 million associated with closure activities related to decommissioning of equipment and the facility are expected to be recorded in future periods as incurred.  Substantially all of the exit costs are expected to result in cash expenditures.  A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Forward-Looking Statements
Investors are cautioned that forward-looking statements in this Current Report involve a number of risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include, but are not limited to: global business and economic conditions; the ability to successfully transfer products and process technologies between fabrication facilities, fluctuations in product demand, manufacturing capacity and costs, inventory management, competition, pricing, patent and other intellectual property rights of third parties; timely development and supply of new products and manufacturing processes; dependence on one or more customers for a significant portion of sales; availability of capital, cash flow; successful integration and restructuring of acquired businesses, technology and related employee matters; other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company urges investors to review in detail the risks and uncertainties in the Company’s Securities and Exchange Commission filings, including but not limited to its annual reports on Form 10-K for the fiscal year ended March 29, 2009, its current reports on Form 8-K and other Securities and Exchange Commission filings. These forward-looking statements speak only as of the date of this Current Report and the Company assumes no obligation to publicly release the results of any revisions or updates to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as required by law.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.     Description
 99.1                Press Release dated as of August 6, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED DEVICE TECHNOLOGY, INC.
Date: August 6, 2009	By:	/S/ RICHARD D. CROWLEY, JR. Richard D. Crowley, Jr. Vice President, Chief Financial Officer (duly authorized Officer)

EXHIBIT INDEX

Exhibit No. Description

 99.1             Press Release dated as of August 6, 2009.